Exhibit 99.1

NEWS RELEASE
For more information:
Janet L. Ford, SVP, Public Relations Director
Associated Bank
330 E. Kilbourn Avenue
Milwaukee, WI 53202
414-278-1890
janet.ford@associatedbank.com
Associated Banc-Corp Sells $525 Million of Senior Preferred Shares under the Treasury’s Capital Purchase Program
GREEN BAY, Wis. – November 21, 2008 – Associated Banc-Corp (NASDAQ: ASBC) announced today that it has sold $525 million of senior preferred shares and related common stock warrants to the U.S. Department of the Treasury under the federal government’s voluntary Capital Purchase Program.
“The Treasury Department’s investment is confirmation of the strength of Associated Banc-Corp,” said Paul S. Beideman, Chairman and CEO.
The additional capital will increase the company’s Tier 1 capital ratio to 12.22% from 9.22% at September 30, 2008, and increase the total capital ratio to 14.08%, compared to 11.08% at September 30, 2008.
“The additional capital will support our customers’ borrowing needs and other growth opportunities in our markets,” Beideman continued. “We believe our participation in the Capital Purchase Program will benefit our customers, shareholders and the communities we serve.”
Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $22 billion. Associated has approximately 300 banking offices serving 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.
Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report filed on Form 10-K.
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